Exhibit 31.4

CERTIFICATIONS

I, Robert P. Capps, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of Mitcham Industries, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ Robert P. Capps
Robert P. Capps Co-Chief Executive Officer, Executive Vice President – Finance, Chief Financial Officer and Director (Co-Principal Executive Officer and Principal Financial Officer) May 31, 2017